                                                                       EXHIBIT A

FOR RELEASE AFTER 3:30 p.m. CENTRAL STANDARD TIME
Contact: Jeff Paletz, President, ChoiceTel Communications, 612-544-1260

Press Release: December 16, 1998

CHOICETEL ANTICIPATES FOURTH QUARTER SHORTFALL

ChoiceTel Communications, Inc. announced today that it has experienced a decline in fourth quarter revenues to date in its primary pay phone markets in Minneapolis/St. Paul and in the northwest United States.

Revenues from pay phone operations declined approximately five percent in October and thirteen percent in November over revenues during the comparable periods in 1997. The Company anticipates that December revenues may be down by approximately thirteen percent from December 1997. As a result, the Company anticipates a loss from operations in the fourth quarter.

The Company has initiated a review of all underperforming phones in its system, expects to implement a plan to reduce expenses in all areas of its operations, and has contracted to convert 750 of its 2,000 Minnesota-based phones to a new line provider and thereby reduce its monthly line costs on those phones by about 25%.

The Company attributes the downturn in pay phone usage primarily to the proliferation of low-cost cell phones and PCS devices and heavily-promoted low per-minute usage rates being offered by various providers. Such promotions have been particularly strong during the quarter in ChoiceTel's Twin Cities' market.

Results in the fourth quarter are also impacted by the continuing initial build-out expenses in establishing the Company's Puerto Rico pay phone network. To date, the Company has signed contracts to install approximately 2,000 pay phones in Puerto Rico, of which approximately 280 have been placed in service.


                                 3